Exhibit 10.13C

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SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Robert S. Breuil (“Executive”) and Codexis, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day following the date Executive signs this Agreement with reference to the following facts:

A. Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Executive acknowledges and agrees that his status as an officer and employee of the Company and as an officer and/or director of the Company’s subsidiaries will end effective as of June 30, 2009 (the “Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and, if applicable, director of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Final Paycheck. On the Termination Date, the Company will pay Executive all accrued but unpaid base salary and the value of all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. In addition, the Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to the payments set forth in this Section 2 regardless of whether Executive executes this Agreement.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive signing and delivering to the Company this Agreement by 5:00 p.m. (PDT) on August 6, 2009, this Agreement becoming no longer subject to revocation as provided in Section 5(c)(iii) and Executive’s performance of his continuing obligations pursuant to this Agreement and that certain Confidential Information, Secrecy, and Invention Agreement entered into between Executive and the Company as of January 3, 2006 (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Severance Pay. As soon as administratively practicable after this Agreement becomes no longer subject to revocation and no later than thirty (30) days thereafter, the Company shall pay to Executive a lump sum cash amount equal to $160,000, which represents six (6) months of Executive’s base salary, subject to any applicable withholding obligations.

(b) Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to COBRA, the Company shall reimburse Executive

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for the premiums paid by Executive for Executive and Executive’s covered dependents during the period commencing on the Termination Date and ending on the six month anniversary of the Termination Date or such earlier date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. Any such reimbursement payments shall be made to Executive no later than ten days after Executive’s submission of documentation to the Company substantiating his payments for COBRA coverage. After the Company ceases to reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(c) Stock Options. As of the Termination Date, Executive’s options to purchase shares of the Company’s common stock shall have vested with respect to 441,527 shares, as set forth on Exhibit A (collectively, the “Vested Stock Options”) pursuant to the terms of the Company’s 2002 Equity Incentive Plan, as amended (the “Plan”), and the option agreements entered into to evidence such stock options (each such agreement an “Original Option Agreement”). Each Original Option Agreement evidencing Executive’s Vested Stock Options shall be hereby amended collectively as follows:

(i) The Vested Stock Options shall remain exercisable until the earliest of (a) the third anniversary of the Termination Date, (b) the closing of a Change in Control (as defined in the Plan) of the Company or (c) the later of (A) the six month anniversary of expiration of any “lock-up” or similar transfer restriction imposed on the shares of any common stock underlying the Vested Stock Options in connection with the initial public offering (the “IPO”) of any class of equity securities of the Company and (B) the twelve month anniversary of the IPO. This extended exercisability shall not result in the imposition of any taxes on Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) In the event of a Change in Control (as defined in the Plan) Executive shall be given notice by the Company of such Change in Control not later than the earlier of (i) three days following the execution of a definitive agreement which if consummated would constitute such Change in Control or (ii) thirty days prior to the consummation of such Change in Control; provided that Executive agrees to sign an agreement with the Company to keep such Change in Control transaction confidential prior to the consummation of such Change in Control.

(iii) Executive acknowledges that upon the execution of this Agreement, each unexercised “incentive stock option” within the meaning of Section 422 of the Code shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise price thereof is lower than the fair market value of the Company’s common stock as of the date this Agreement is executed, such option shall no longer qualify as an incentive stock option and Executive will lose the potentially favorable tax treatment associated with such option.

(iv) If Executive desires to exercise any Vested Stock Options, Executive must follow the procedures set forth in Executive’s Original Option Agreements, including payment of the exercise price and any withholding obligations. If by the earliest date specified above in this Section 3(c)(i) the Company has not received a duly executed notice of exercise and remuneration in accordance with Executive’s Original Option Agreements, Executive’s Vested Stock Options shall automatically terminate and be of no further effect.

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(v) Effective on the Termination Date, all of Executive’s options to purchase an aggregate of 298,973 shares of Company common stock that were not then fully vested (as derived from the differences between the “Total Option Shares” and “Vested as of June 30, 2009” figures on Exhibit A) are hereby terminated

(d) Taxes. Executive understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e) Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance payment solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(f) Continued Obligations. Executive acknowledges and agrees that Executive shall continue to be subject to, and abide by, the Confidentiality Agreement.

4. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, Executive’s offer letter agreement with the Company (the “Offer Letter”) and Executive’s Amended and Restated Change of Control Severance Agreement (the “Change of Control Agreement”), and each such agreement other than the Original Option Agreements shall be deemed terminated and of no further effect as of the Termination Date.

5. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees, directors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement. The Company acknowledges that as of the date hereof it is not aware of any claims, either unasserted or asserted, that it may have against Executive in equity, or under local, state or federal law or regulation, or the laws and regulations of the foreign jurisdictions.

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(a) Full Release. On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect.

(b) Exceptions. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws or the Delaware General Corporation Law;

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(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment; and

(vii) Any other Claim that may not be released by private agreement.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive should consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Andy Danforth, V.P. Human Resources, 200 Penobscot Drive, Redwood City, California 94063, fax: (650) 421-8145. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 2.

(d) California Civil Code Section 1542. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Consulting, Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.

(a) Consulting. During the period of time commencing on the Termination Date and ending on the three month anniversary of the Termination Date, Executive shall be available, on a non-exclusive basis, as a consultant to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other

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employment) by Executive. For each hour, or partial hour, of service performed by Executive at the request of the Company pursuant to the preceding sentence, Executive shall be entitled to be compensated as an independent contractor at the rate of $300. As an independent contractor, Executive understands and agrees that he shall be responsible for any taxes with respect to the amounts paid to him pursuant to this Section 6(a) and that while performing any services under this Section 6(a) Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Executive were deemed eligible to participate in any Company benefit plan, he hereby waives his participation. In addition, nothing in this Section 6(a) shall entitle Executive to the vesting of any stock options or otherwise prevent Executive’s unvested stock options from terminating effective as of the Termination Date.

(b) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(c) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(d) Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

7. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8. No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or

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otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

9. Confidentiality. Executive agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than his current and former spouse, attorneys and licensed tax and/or professional investment advisors (hereafter referred to as “Executive’s Confidants”), all of whom will be informed of and be bound by this confidentiality provision. Neither Executive nor Executive’s Confidants shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any Internet, print, radio or television media, to any past, present or prospective applicant for employment with the Company, executive recruiter or “headhunter,” to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large. Executive understands and agrees that any disclosure of information in violation of this confidentiality provision by Executive or by any of Executive’s Confidants might cause the Company injury and damage, the actual amount of which would be impractical or extremely difficult to determine, and therefore the Company may seek equitable relief. Otherwise, any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions herein. The Company shall have the burden of proving such violation by a preponderance of the evidence.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11. Miscellaneous. This Agreement, together with the Confidentiality Agreement and the Original Option Agreements, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Offer Letter and Change of Control Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Executive’s Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

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13. Attorneys’ Fees. In the event that any dispute arises in connection with this Agreement, or the Original Option Agreements, the prevailing party will be entitled to recover its reasonable costs and attorney fees, including reasonable expert witness fees.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 6 AUG, 2009
/s/ Robert S. Breuil
Robert S. Breuil

CODEXIS, INC.
DATED: 6 August, 2009

	By:	/s/ Andy Danforth
Andy Danforth
V.P. Human Resources

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EXHIBIT A

SUMMARY OF OUTSTANDING OPTIONS

Option Grant Date	Option Shares	VCD	Option Expire Date	Option Exercise price	Total Option Shares	Vested as of June 30, 2009	Aggregate Exercise Price of Vested
1/3/2006	300,000	1/3/2006	1/2/2016	$0.70	300,000	256,249	$179,374.30
1/26/2007	62,250	1/3/2006	1/25/2017	$1.63	62,250	53,171	86,688.73
1/26/2007	62,250	12/31/2006	1/25/2017	$1.63	62,250	37,609	61,302.67
8/28/2007	108,000	8/28/2007	8/27/2017	$4.47	108,000	49,499	221,260.53
10/25/2007	108,000	10/25/2007	10/24/2017	$4.57	108,000	44,999	205,645.43
6/9/2009	100,000	2/1/2009	6/2/2019	$4.97	100,000	0	0.00

					Total	441,527	$754,251.66

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